EXHIBIT 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
CONN’S, INC.

Pursuant to Section 151(g)
of
the General Corporation Law of the State of Delaware

Conn’s, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:
1.That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Company, as amended (the “Charter”), the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of 100,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on October 6, 2014, filed a Certificate of Designation (the “Certificate of Designation”) with respect to such Series A Preferred Stock in the office of the Secretary of State of the State of Delaware.
1.    That no shares of said Series A Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.
2.    That the Board of Directors of the Company has adopted the following resolutions:
RESOLVED, that no shares of the Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”) are outstanding and none will be issued; and

RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized to, personally or by attorney, in the name and on behalf of the Company, execute, deliver and cause to be filed with the Secretary of State of the State of Delaware a Certificate of Elimination pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Company’s Certificate of Incorporation, as amended, all references to the Series A Preferred Stock.

3.    That, accordingly, all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock be, and hereby are, eliminated from the Charter of the Company.

ACTIVE 209956770v.1

EXHIBIT 3.1

IN WITNESS WHEREOF, Conn’s, Inc. has caused this Certificate to be executed by its duly authorized officer this 10th day of September, 2015.
CONN’S, INC.
By: /s/ Robert F. Bell
Name: Robert F. Bell
Office: Vice President and General Counsel

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